Morgan Stanley Institutional Fund, Inc. - U.S. Real Estate
Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 Cousins Properties Inc.
Purchase/Trade Date:	  7/31/2013
Offering Price of Shares: $10.000
Total Amount of Offering:  60,000,000 shares
Amount Purchased by Fund:  117,550 shares
Percentage of Offering Purchased by Fund: 0.196
Percentage of Fund's Total Assets: 0.11
Brokers: JP Morgan, BofA Merrill Lynch, Barclays,
Morgan Stanley, Wells Fargo Securities, SunTrust
Robinson Humphrey, Baird, Piper Jaffray, PNC Capital
Markets LLC, RBS, Stifel
Purchased from: JP Morgan
Firm Commitment Underwriting:
Issuer has over three years of continuous operations*:
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%:
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities:
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.